Exhibit 21.1

Subsidiaries of Priority Technology Holdings, Inc.
Priority Technology Holdings, Inc.
Priority Holdings, LLC
Priority Commercial Payments, LLC
Priority Integrated Partner Holdings, LLC
Priority Hospitality Technology, LLC
Priority Payright Health Solutions, LLC
Priority Real Estate Technology, LLC
Priority Payment Systems, LLC
Priority Finance, LLC
Priority Newco, LLC
Priority Tech Ventures, LLC
Priority Ovvi, LLC
Priority Wave, LLC
Priority Build, LLC
Priority Property Rev, LLC
Priority Account Administration Services, Inc.
Finxera Holdings, Inc.
Finxera Intermediate, LLC
Finxera, Inc.
Finxera India Private Limited (India Plc)
Enhanced Capital RETC Fund XXI, LLC